FIRST AMENDMENT TO THE

OPERATING EXPENSE LIMITATION AGREEMENT

THIS FIRST AMENDMENT dated as of February 28, 2012, to the Operating Expense Limitation Agreement, dated as of July 1, 2011 (the “Agreement”), is entered into by and between THE WALL STREET EWM FUNDS TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Evercore Wealth Management, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add an additional series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding the Institutional Class of the Fund to Schedule A of the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE WALL STREET EWM FUNDS TRUST	EVERCORE WEALTH MANAGEMENT, LLC
on behalf its series listed on Schedule A By: /s/Robert P. Morse Name: Robert P. Morse Title: President	By: /s/ John Rendinaro Name: John Rendinaro Title: Partner

Amended Schedule A

Series (“Fund”) and Share Class of Wall Street EWM Funds Trust	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Evercore Wealth Management Macro Opportunity Fund – Investor Class Shares	1.25%
Evercore Wealth Management Macro Opportunity Fund – Investor Class Shares	1.00%